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                                                                      Exhibit 10

                              EMPLOYMENT AGREEMENT

         This employment agreement (this "Agreement") is entered into as of March 1, 1999, between Zeus Acquisition Corp. (the "Company"), and Steven Y. Kim (the "Executive") for employment commencing on the Effective Date in the position and title of PRESIDENT AND CHIEF EXECUTIVE OFFICER (the "Position").

         The Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and subject to the conditions set forth herein;

         THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

         1.       Employment.

                  (a) The Company hereby employs the Executive in the Position and the Executive hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth.

                  (b) During the term of his employment under this Agreement and any renewal hereof, the Executive shall be and have the Position stated, shall report to the Chairman of the Company (who is currently the Executive Vice President, TelCom Sector, of the Company's parent company), and shall devote his entire professional business time and all reasonable efforts to his employment and perform diligently such duties as are customarily performed in the position of companies similar in size to the Company, together with such other duties as may be reasonably requested from time to time by Chairman of the Company, which duties shall be consistent with his Position; provided, however, that activities by the Executive with respect to passive investments, so long as such activities do not, alone or in the aggregate, interfere with the Executive's performance of his duties as described in this Paragraph 1(b), will not be deemed inconsistent with the requirements of this Agreement. Nothing in this Agreement will prevent Executive from serving on boards of corporations or civic or charitable organizations, owning no more than three percent (3%) of the outstanding equity securities of a publicly traded corporation, or making passive investments in venture capital funds and similar entities established by persons who are not affiliated with or related to the Executive and over which the Executive has no power to direct the management or investment decisions, provided that such activities do not conflict with the interests of the Company.
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                  (c) The "Effective Date" shall be the date of the consummation of the merger contemplated by the Agreement and Plan of Merger among Alcatel, Zeus Acquisition Corp. and Xylan Corporation (the "Merger").

         2.       Term and Position.

                  (a) Subject to the provisions for renewal and termination hereinafter stated, the term of this Agreement shall begin on the Effective Date and shall continue through the second anniversary of the Effective Date. As of the second and each successive anniversary of the Effective Date, such term automatically shall be extended for one (1) additional year, unless:

                           (i) the Executive's employment is terminated by the Executive or the Company for any reason or

                           (ii) either the Company or the Executive shall give written notice to the other, at least ninety (90) days before the second anniversary of the Effective Date, or any subsequent annual anniversary, that this Agreement shall not be so extended but shall terminate upon the expiration of the then-current term.

                  All references herein to the term of this Agreement shall include by reference any periods of renewal thereof, if any.

                  (b) Notwithstanding any provision in this Agreement to the contrary, all obligations under this Agreement are subject to the condition that the Merger occur, and this Agreement shall terminate if such condition is not satisfied.

                  (c)      If:

                           (i) the Company materially changes the Executive's duties and responsibilities, demotes or reduces Executive's authority;

                           (ii) the Executive's place of employment or the principal executive offices of the Company are located more than 50 miles from the geographical center of Calabasas, California;

                           (iii) there occurs a material breach by the Company of any of its obligations under this Agreement, which breach has not been cured in all material respects within thirty (30) business days after the Executive gives notice thereof to the Company;


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                  then in any such event the Executive shall have the right to terminate his employment with the Company, but such termination shall, for purposes of this Agreement be considered a resignation by the Executive for "good reason." The Executive may exercise such rights of termination at any time within three (3) months following the occurrence of the applicable event.

         3.       Compensation

                  During the term of his employment under this Agreement the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Paragraph 3.

                  (a) During the term of this Agreement, the Company shall pay to the Executive a base salary of $400,000 per year (the "Salary"), payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly). Executive's Salary shall be reviewed annually during the term of this Agreement and any increase shall be effective on the anniversary of the Effective Date.

                  (b) The Executive shall be eligible for an annual bonus in a target amount of 50 percent of his Salary, based on achievement of 100 percent of performance standards to be established by the Board of Directors of the Company (the "Board"). Any such bonus shall be measured and paid quarterly.

                  (c) The Company shall provide for Executive to participate in any and all executive incentive bonus programs that may be established by the Company hereafter.

                  (d) During the term of this Agreement, the Company shall provide to the Executive such health and welfare benefits as may be available to other executive employees of the Company.

                  (e) The Executive shall participate in all retirement and other benefit plans of the Company generally available from time to time to employees or executives of the Company and for which the Executive qualifies under the terms thereof (and nothing in this Agreement shall or shall be deemed to affect in any way the Executive's rights and benefits thereunder except as expressly provided herein).

                  (f) The Executive shall be entitled to such periods of vacation and sick leave allowance each year as are determined by the Company for all executives of the Company.


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                  (g) The Company shall reimburse the Executive or provide him with an expense allowance during the term of this Agreement for travel, entertainment and other expenses reasonably and necessarily incurred by the Executive in connection with the Company's business, in agreement with the Company's practice. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.

         4.       Payment in the Event of Death or Permanent Disability.

                  In the event of the Executive's death or permanent disability, the Executive's employment hereunder shall terminate and the Executive shall be entitled to no further compensation or other benefits under this Agreement, with the exception of any earned and unpaid Salary, incentive bonus or other benefit accrued and earned by him hereunder up to and including the date of such death or permanent disability; provided, however, that nothing in this Agreement shall affect Executive's right to receive death or disability benefits under the Company's life and disability insurance programs. Permanent disability shall be determined in a manner consistent with such determination under the Company's disability insurance program.

         5.       Termination.

                  (a) The employment of the Executive under this Agreement may be terminated,

                           (i) due to the Executive's death or by the Company due to permanent disability (as defined in Paragraph
                           4) of the Executive;

                           (ii) by the Company for "cause" at any time by action of the board of directors or Chairman of the Company;

                           (iii) by the Executive for "good reason" as provided in Paragraph 2(c); or

                           (iv) by the Company at any time "without cause."

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                  For purposes hereof, "cause" shall mean:

                                    (A) the Executive's fraud, embezzlement or similar activities; or

                                    (B) the Executive's conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud, embezzlement or other defalcation or any crime involving moral turpitude; or

                                    (C) the Executive's commission of any act of dishonesty or series of repeated acts of dishonesty which are not in the best interests of the Company, or which are injurious to the business reputation of the Company; or

                                    (D) the Executive's willful and repeated failure to perform his material duties under this Agreement, including without limitation, the failure to follow the directions of Chairman, which failure has not been cured within thirty (30) business days after the Company gives written notice thereof to the Executive; or

                                    (E) The Executive's material breach of any provision of this Agreement, which breach has not been cured in all substantial respects within thirty (30) business days after the Company gives written notice thereof to the Executive.

                  For purposes hereof, a termination by the Company "without cause" shall mean a termination by the Company for any reason other than pursuant to Paragraph 5(a)(i) or 5(a)(ii).

                  Upon any termination of Executive's employment under this Agreement for any reason, all offices and directorships held by the Executive in the Company or any of its affiliates shall be terminated.

                  (b) In the event of termination pursuant to Subparagraph
                  (a)(i) or (a)(ii) of this Paragraph 5, the Executive shall be entitled to no further compensation or other benefits under this Agreement except as to that portion of any unpaid salary, incentive bonus and other benefits referred to in Paragraph 4, if applicable, accrued and earned by him hereunder up to and including the effective date of such termination.

                  (c) In the event of termination pursuant to Paragraph 5(a)(iii) or 5(a)(iv), then for a period of two (2) years from the date of termination, the Executive shall be entitled to:


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                           (i) the continuation of the Executive's Salary (in
                           accordance with the Company's payroll practices), at the then-effective annual rate of Salary, as determined under Paragraph 3(a), and

                           (ii) subject to the Executive's continued payment of applicable premiums, the continuation of health and welfare benefits in effect as of the date of such termination; provided, however, that any rights the Executive (including his spouse and dependents) may have for continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), shall run concurrently (and not consecutively) with the continuation of health benefits under this Paragraph 5(c)(ii).

         6.       Options.

                  As of the Effective Date, the Company and the Executive hereby agree that his options to purchase shares of Xylan Corporation (whether vested or unvested) (the "Options") be amended to provide that: (I) the Options will not terminate following the termination of the Executive's employment for any reason other than for the reason described under Subparagraph 5(a)(ii) of this Agreement; (II) the Executive shall continue to vest in the Options in accordance with the applicable option plan or agreements for the Options on the same basis as if the Executive continued to be employed, provided that the Executive continues to fulfill all obligations with respect to the restrictive covenant set forth in Paragraph 7(a) hereof; and (III) if the Executive fulfills such restrictive covenant obligations, the Executive shall be entitled to exercise such Options at any time within the thirty (30) day period following the satisfaction of the restrictive covenant. Notwithstanding anything herein to the contrary, unless terminated earlier as contemplated hereunder, under the applicable option plan or under the agreements for the Options, the Options shall automatically expire on their originally-specified expiration dates.

         7.       Covenants and Confidential Information.

                  The Executive acknowledges the Company's reliance on and expectation of the Executive's continued commitment to performance of his duties and responsibilities during the time when he is employed under this Agreement. In light of such reliance and expectation on the part of the Company, and in consideration of the transactions contemplated by the Merger, Executive agrees as follows:

                  (a) During the term of the Executive's employment under this Agreement and for a period ending two (2) years after the second anniversary of the Effective Date, Executive shall not, directly or indirectly:


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                           (i) own, manage, control or participate in the
                           ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of designing, manufacturing and/or selling enterprise data LAN switching, ATM switching and/or Gigabit Ethernet switching products to customers in the enterprise and/or carrier markets; provided, however, that the following shall not be deemed a violation of this covenant: (A) the ownership of not more than three percent (3%) of any class of publicly traded securities of any entity; and (B) passive investments in venture capital funds and similar entities established by persons who are not affiliated with or related to the Executive and over which the Executive has no power to direct the management or investment decisions.

                           (ii) offer to employ or otherwise engage, any person who is then (or was at any time within one year prior to the time of such employment, engagement or offer thereof) an employee, sales representative or agent of the Company; or

                           (iii) solicit any business from any person or entity that is at the time of such solicitation a customer of the Company in a manner likely to result in a discontinuance or reduction of the extent of such person's or entity's business relationship with the Company, or induce or influence any customer, supplier or other person that has a business relationship with the Company to discontinue or reduce the extent of such relationship with the Company.

                  (b) During the term of Executive's employment under this Agreement and for two (2) years thereafter, Executive shall not disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, any confidential information relating to the Company's operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by the Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company's exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information (A) is obtainable in the public domain or known in the industry generally, (B) becomes obtainable in the public domain or known in the industry generally, except by reason of the breach by the Executive of the terms hereof; or (C) is required to be disclosed by rule of law or by order of a court or governmental body or agency.


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                  (c) The Executive agrees and understands that the remedy at law for any breach by him of this Paragraph 7 may be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon the Executive's violation of any provision of this Paragraph 7, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any further breach. Nothing in this Paragraph 7 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this Paragraph 7 which may be pursued or availed of by the Company.

         8.       Withholding of Taxes.

                  The Company shall withhold from any amounts payable under this Agreement all federal, state, local or other taxes as legally shall be required to be withheld.

         9.       Miscellaneous.

                  (a) The Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement. The Executive further covenants that he will not impair his ability to carry out his obligations under this Agreement by entering into any agreement or in any way assisting others, directly or indirectly, to enter into any agreement which will violate the confidentiality, non-solicitation and non-competition provisions of this Agreement.

                  (b) If any clause or provision of this Agreement shall be held to be invalid or unenforceable, such clause or provision shall be construed and enforced as if it had been more narrowly drawn so as not to be invalid or unenforceable, and such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement.

                  (c) The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations of the Executive under this Agreement shall inure to the benefit of, and shall be binding upon, the Executive and (other than obligations to perform services and to refrain from competition and disclosure of confidential information) his heirs, personal representatives and assigns.


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                  (d) Any notice to be given under this Agreement shall be
                  personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States Mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, shall be addressed to its principal place of business, attention: Human Resources, and if mailed to the Executive, shall be addressed to him at his last known address on the records of the Company, or at such other address or addresses as either the Company or the Executive may hereafter designate in writing to the other. Any notice sent on behalf of a party may be signed and sent by an attorney for that party. Notices sent by Federal Express or similar overnight delivery service or by facsimile transmission shall also constitute due notice under this Paragraph 9(d), effective upon receipt thereof.

                  (e) The failure of either party to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

                  (f) This Agreement supersedes all prior agreements and understandings between the parties made prior to the date hereof and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

                  (g) This Agreement shall be governed by and construed according to the laws of the State of California.

                  (h) Captions and Paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

                  (i) Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.

                  (j) This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signature.


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